Steve Suleski
Vice President
Office of General Counsel
Phone:   608.231.7653
Fax:     608.236.7653
E-mail:  steve.suleski@cunamutual.com




                                            September 14, 2007

VIA EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549


Commissioners:

         Pursuant to Rule 461 under the Securities Act of 1933, CUNA Mutual Life Insurance Company, on its own behalf and on behalf of CUNA Mutual Life Variable Annuity Account, hereby requests that Post-Effective Amendment No. 10 filed on September 14, 2007 to the Registration Statement filed on Form N-4 (File No. 333-116426) be accelerated and declared effective on October 29, 2007, or as soon thereafter as is reasonably practicable.

In connection with the submission of the Company's request for accelerated effectiveness, the Company hereby acknowledges that:

                - should the Commission or the staff, acting pursuant to delegate authority, declare Post-Effective Amendment No. 10, it does not foreclose the Commission from taking any action with respect to the Post-Effective Amendments;

                - the action of the Commission or the staff, acting pursuant to delegate authority, in declaring Post-Effective Amendment No. 10 effective, does not relieve the Company from this full responsibility for the adequacy and accuracy of the disclosure in the Post-Effective Amendments; and

                - the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                       CUNA Mutual Life Insurance Company

                                       CUNA Mutual Life Variable Annuity Account

                                       /s/Steven R. Suleski

                                       Steven R. Suleski
                                       Vice President

Steve Suleski
Vice President
Office of General Counsel
Phone:   608.231.7653
Fax:     608.236.7653
E-mail:  steve.suleski@cunamutual.com




                                            September 14, 2007

VIA EDGAR

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549


Commissioners:

         Pursuant to Rule 461 under the Securities Act of 1933, CUNA Brokerage Services, Inc., the principal underwriter, hereby requests that Post-Effective Amendment No. 10 filed on September 14, 2007, to the Registration Statement filed on Form N-4 (File no. 333-116426) be accelerated and declared effective on October 29, 2007, or as soon thereafter as is reasonably practicable.


                                         CUNA Brokerage Services, Inc.

                                         /s/Steven R. Suleski

                                         Steven R. Suleski
                                         Vice President